Exhibit 99.1
Crane Co.	News

Contact:
Richard E. Koch
Director, Investor Relations
and Corporate Communications
203-363-7352
www.craneco.com

Crane Co. Reports Record First Quarter Results

STAMFORD, CONNECTICUT - April 22, 2013 - Crane Co. (NYSE: CR), a diversified manufacturer of highly engineered industrial products, reported first quarter 2013 earnings from continuing operations of $0.99 per diluted share, compared to $0.86 in the first quarter of 2012. First quarter 2013 results included transaction costs of $2.9 million, or $0.05 per share, related to the $820 million pending acquisition of MEI Conlux Holdings. Excluding these costs, first quarter 2013 earnings per diluted share were $1.04, compared to $0.86 in the first quarter of 2012. (Please see the attached Non-GAAP Financial Measures table.)

First quarter 2013 sales of $628 million decreased $18 million, or 2.8%, compared to $646 million in the first quarter of 2012, resulting from a core sales decline of $15.5 million, or 2.4%, and unfavorable foreign exchange of $2.5 million, or 0.4%. Operating profit in the first quarter increased 11.0% to $86.9 million, compared to $78.3 million in the first quarter of 2012, and operating profit margin increased to 13.8%, compared to 12.1% in the first quarter of 2012. Excluding the transaction-related costs, first quarter operating profit increased 14.7% to $89.8 million, and operating profit margin increased to 14.3%. (Please see the attached Non-GAAP Financial Measures table.)

“We are pleased to report record first quarter EPS of $1.04 per share, excluding the MEI transaction costs,” said Crane Co. chief executive officer, Eric C. Fast. “Despite the decline in sales, the impact of our 2012 repositioning actions, continued focus on productivity and solid execution led to record earnings and continued strong operating margin expansion in the first quarter. While we remain cautious on the global economic environment, our backlog position and improving order and quote activity during the quarter supports our full year 2013 sales and earnings guidance. We continue integration planning in connection with the acquisition of MEI, and look forward to a successful closing in the second quarter.”

Cash Flow and Financial Position
Cash used for operating activities in the first quarter of 2013 was $20.4 million, compared to cash used for operating activities in the first quarter of 2012 of $42.8 million. The Company's cash position was $384.6 million at March 31, 2013, as compared to $423.9 million at December 31, 2012.

Segment Results
All comparisons detailed in this section refer to continuing operations for the first quarter 2013 versus the first quarter 2012. Beginning in the first quarter 2013, the operating results of Barksdale and Crane Environmental, previously a part of the Controls segment, are included in the Fluid Handling segment. Prior period amounts have been restated for comparative purposes.

Aerospace & Electronics

	First Quarter		Change
(dollars in millions)	2013	2012
Sales	$164.9	$175.2	$(10.3)	-6%
Operating Profit	$40.1	$38.1	$2.0	5%
Profit Margin	24.3%	21.7%
First quarter 2013 sales decreased $10.3 million, or 6%, reflecting a $4.7 million decline (4%) in Aerospace Group sales and a decline of $5.6 million (8%) in Electronics Group sales. The Aerospace Group sales decrease reflected lower commercial spares activity and the completion of a military upgrade program in 2012. The decline in Electronics Group sales primarily reflected delays in defense-related programs. Segment operating profit increased 5% and margins improved to 24.3%, driven by strong cost control, and lower engineering expense. Aerospace & Electronics order backlog was $398 million at March 31, 2013, compared to $378 million at December 31, 2012 and $438 million at March 31, 2012.
Engineered Materials

	First Quarter		Change
(dollars in millions)	2013	2012
Sales	$60.2	$58.2	$2.1	4%
Operating Profit	$8.6	$8.4	$0.2	2%
Profit Margin	14.2%	14.5%
Segment sales of $60.2 million were 4% higher than the first quarter of 2012, reflecting higher sales to recreational vehicle equipment manufacturers. Operating profit increased 2% and margins were 14.2%, reflecting the impact of the higher sales and savings associated with repositioning actions taken in 2012, partially offset by higher material costs.

Merchandising Systems

	First Quarter		Change
(dollars in millions)	2013	2012
Sales	$89.5	$87.7	$1.8	2%
Operating Profit	$10.2	$4.7	$5.5	116%
Profit Margin	11.4%	5.4%
Merchandising Systems sales of $89.5 million increased $1.8 million, or 2%, with strong sales in Payment Solutions, partially offset by a decline in Vending Solutions. Operating profit and margins increased in both businesses, reflecting productivity gains, the impact of higher sales in Payment Solutions, and the absence of a $1.5 million legal settlement charge in Vending Solutions in 2012.

Fluid Handling

	First Quarter		Change
(dollars in millions)	2013	2012
Sales	$313.0	$324.6	$(11.6)	-4%
Operating Profit	$45.9	$43.1	$2.8	7%
Profit Margin	14.7%	13.3%
First quarter 2013 sales declined $11.6 million, or 4%, which included a core sales decline of $9.6 million (-3%), and unfavorable foreign exchange of $2 million (-1%). The core sales decline was driven by weak orders in certain short cycle businesses and project delays in 2013. Segment operating margin improved to 14.7% from 13.3% in 2012, reflecting strong execution, productivity gains and savings associated with the repositioning actions taken in 2012. Fluid Handling order backlog grew to $365 million at March 31, 2013, compared to $343 million at December 31, 2012 and $353 million at March 31, 2012.

2013 Guidance Reaffirmed
The Company reaffirmed its 2013 guidance which was provided on January 28, 2013. Core sales are expected to grow 1% to 3% (excluding acquisition and foreign exchange impacts). Earnings per share in 2013 are estimated to be in a range of $4.10 to $4.30, representing an increase of 11%-16% over 2012 earnings per diluted share of $3.70 (before Special Items and on a continuing operations basis, which excludes profits from discontinued operations of $0.05 per share in 2012). The 2013 guidance does not include potential impacts from the pending acquisition of MEI. Excluding inventory step-up and one-time transaction and integration costs, the Company expects MEI to be accretive to earnings within the first year of acquisition by approximately $0.25 per share, including $0.05 in synergies. The Company expects 2013 free cash flow (cash provided by operating activities less capital spending) to be in the range of $190 - $220 million, including the effect of asbestos related cash flows.
Please see the Non-GAAP Financial Measures table attached to this press release for supporting details. Additional information with respect to the Company's asbestos liability and related accounting provisions and cash requirements is set forth in the Current Report on Form 8-K filed with a copy of this press release.

Conference Call
Crane Co. has scheduled a conference call to discuss the first quarter financial results on Tuesday, April 23, 2013 at 10:00 A.M. (Eastern). All interested parties may listen to a live webcast of the call at http://www.craneco.com. An archived webcast will also be available to replay this conference call directly from the Company's website.

Crane Co. is a diversified manufacturer of highly engineered industrial products. Founded in 1855, Crane provides products and solutions to customers in the aerospace, electronics, hydrocarbon processing, petrochemical, chemical, power generation, automated merchandising, transportation and other markets. The Company has four business segments: Aerospace & Electronics, Engineered

Materials, Merchandising Systems, and Fluid Handling. Crane has approximately 11,000 employees in North America, South America, Europe, Asia and Australia. Crane Co. is traded on the New York Stock Exchange (NYSE:CR). For more information, visit www.craneco.com.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements present management's expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Such factors are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and subsequent reports filed with the Securities and Exchange Commission.

(Financial Tables Follow)

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